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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               PSH MASTER L.P. I
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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                               PSH MASTER L.P. I
                                   19TH FLOOR
                              150 EAST GAY STREET
                              COLUMBUS, OHIO 43215

                     NOTICE OF MEETING OF LIMITED PARTNERS

                            TO BE HELD JULY 24, 1997

DEAR LIMITED PARTNER:

     A meeting of the holders of Depositary Receipts for Limited Partner Interests ("Limited Partners") of PSH Master L.P. I, a Delaware limited partnership (the "Partnership"), will be held at the Tampa Doubletree Guest Suites, 3050 North Rocky Point Drive West, Tampa, Florida 33607 on July 24, 1997, at 09:00 local time for the following purposes:

          1. To consider and act upon a proposal to authorize PC Development Limited Partnership (the "General Partner") to sell all three of the Partnership's all-suite hotels to FelCor Suite Hotels Limited Partnership, to distribute the Partnership's net assets and to dissolve the Partnership, all before January 1, 1998.

          2. To transact such other business as may properly come before the meeting.

     Limited Partners of record at the close of business on June 10, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof.

     Limited Partners who do not expect to attend the meeting in person are urged to complete, date and sign the enclosed proxy and return it in the enclosed postage prepaid envelope.

     Please do not send your Limited Partnership certificates to Harris Trust & Savings Bank (the "Transfer Agent") at this time. If a sale is approved and consummated, you will receive further instructions regarding the procedure for exchanging the certificates evidencing your Units for cash.

                                      Sincerely,

                                      PSH MASTER L.P.I

                                      By:  PC DEVELOPMENT LIMITED PARTNERSHIP,
                                           General Partner

                                         By:  PH MANAGEMENT COMPANY,
                                              General Partner

Dated: July 1, 1997

                               PSH MASTER L.P. I
                                   19TH FLOOR
                              150 EAST GAY STREET
                              COLUMBUS, OHIO 43215

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies to be used at a meeting (the "Meeting") of holders ("Unitholders" or "Limited Partners") of Depositary Receipts for Limited Partner Interests ("Units") of PSH Master L.P. I (the "Partnership"), to be held on July 24, 1997. This proxy statement and the accompanying notice and proxy are first being sent to Limited Partners on or about July 1, 1997.

     If the enclosed proxy is duly executed and returned, the Units represented thereby will be voted according to the specifications of the Unitholder. In the absence of any such specification, they will be voted in favor of the proposal described below. Adoption of the proposal will require the approval of Unitholders holding more than 50% of the Units. The General Partner owns 25,000 Units and will vote those Units in favor of the Proposal. Approval of the Proposal will require that an additional 1,530,001 Units be voted in favor of the Proposal. A Unitholder's presence at the Meeting, without more, will not operate to revoke the Unitholder's proxy. A Unitholder who executes the accompanying proxy may revoke it by filing with PC Development Limited Partnership (the "General Partner") a written revocation, a duly executed proxy bearing a later date at any time prior to July 24, 1997, or in open meeting by advising the proxyholders of the Unitholder's revocation of his or her proxy before the vote is taken at the Meeting.

     The close of business on June 10, 1997, has been fixed as the record date for the determination of Limited Partners entitled to notice of and to vote at the Meeting. On that date, the Partnership had 3,110,000 Units outstanding, each of which is entitled to one vote at the Meeting.

THE PROPOSAL

     The General Partner requests approval of a proposal to authorize the General Partner to sell all three of the Partnership's all-suite Doubletree hotels (the "Hotels") to FelCor Suite Hotels Limited Partnership ("FelCor"), to distribute the Partnership's net assets and to dissolve the Partnership, all before January 1, 1998 (the "Proposal").

     The Partnership's Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") provides in Section 6.2 that the General Partner is unable to sell all of the Hotels in the same 12-month period without the approval of Limited Partners holding more than 50% of the Units. As described herein, the General Partner has signed a Contract for Purchase and Sale of Hotels (the "Purchase Agreement") that provides for the sale of all of the Hotels to FelCor (the "Sale"). FelCor is not affiliated with the Partnership or the General Partner. FelCor is headquartered at 545 East John Carpenter Freeway, Suite 1300, Irving, Texas 75062.

REASONS FOR AND EFFECTS OF THE PROPOSAL

     The General Partner believes that the Proposal is in the best interests of the Partnership and the Limited Partners because it maximizes the per Unit returns likely to be available to the Limited Partners for the following reasons:

          1. Likely Taxation of the Partnership as a Corporation. Pursuant to the Revenue Act of 1987, publicly traded partnerships, such as the Partnership, will be treated as a corporations for Federal income tax purposes beginning January 1, 1998. Any profits from the Hotels' operations and the gain on any sale of the Hotels after that date would be taxed at both the entity level and Unitholder level. This additional taxation would reduce the cash distribution to the Limited Partners from hotel operations and from any

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

     sale of the Hotels by approximately 37% (approximately $6,000,000 on the Sale described below). Although proposed legislation that would provide permanent relief from corporate taxation for such partnerships was recently introduced in the U.S. House of Representatives, there can be no assurance that the legislation will be enacted. Similar legislation has been proposed in prior years without success.

          2. Signed Agreement for Purchase and Sale of Hotels. The General Partner has signed the Purchase Agreement, which provides for the sale of the Hotels for a price of $64,800,000. The Sale is contingent on the adoption of the Proposal, and failure to approve the Proposal would prevent the Partnership from completing the Sale. An alternative sale transaction could not be consummated prior to the maturity of applicable mortgage obligations on August 1, 1997 (as discussed in Item 4 below). Additionally, failure to approve the Proposal would jeopardize the chances of selling the Hotels prior to January 1, 1998 (see Item 1 above regarding corporate taxation beginning January 1, 1998 and its effect on the Partnership). The General Partner believes that the terms of the Sale, which are described below under "Terms of Prospective Transaction," are fair to the Partnership and the Limited Partners, and that it is unlikely that the Hotels could be sold on more favorable terms within the time constraints facing the Partnership.

          3. Anticipated Distributions. If the Proposal is approved and the Sale is consummated, the anticipated aggregate cash distribution to the Limited Partners resulting from the Sale and liquidation of the Partnership will approximate $16,215,716. The anticipated cash distribution per Unit will approximate $5.21, which is substantially greater than the market value per Unit, which was $3.375 on May 8, 1997. See "Estimated Allocations and Distributions."

          4. Maturity of Mortgage Debt. The Partnership's mortgage obligations mature on August 1, 1997, requiring a balloon payment of approximately $49,700,000 plus interest at the coupon rate. Failure to approve the Proposal at the time of the Meeting would likely require the Partnership to obtain alternative debt financing or to negotiate an extension of the maturity date of the mortgage obligations. There can be no assurance that any such alternative debt financing would be available at all or on terms satisfactory to the Partnership. The additional cost of refinancing or renegotiating the debt would likely reduce the cash available for distribution to the Limited Partners from operations or on any subsequent sale of the Hotels. See "Estimated Allocations and Distributions."

          5. Favorable Market Conditions. The improvement in the profitability of the hotel industry as a whole in recent years and a trend toward consolidation in the industry have resulted in investor interest and correspondingly higher prices for hotels, providing a favorable market for sellers of quality hotel assets. There is no assurance that these favorable industry trends will continue or that the future performance of the Hotels will remain at its present level or improve. Further, the General Partner does not believe it is likely that any increase in market value of the Hotels in the next few years will exceed the negative consequences of the Partnership being treated as a corporation for Federal income tax purposes.

     Each of Mr. James V. Pickett and Mr. Stephen C. Denz is an officer of PH Management Company ("PHM"), a general partner of the General Partner, and each is an officer of Banc One Capital Corporation ("Banc One"). Banc One is providing and receiving fees for advisory services to the Partnership in connection with the Sale (see "Background of Prospective Transaction"). In connection with the 1991 bankruptcy of the General Partner, Mr. Pickett and Mr. Denz formed Nuho Company ("Nuho") which provided payments to the Partnership's unsecured creditors. Nuho will receive substantial payments in connection with the Sale in cancellation of its ongoing right to receive a portion of the hotel management fees paid to Doubletree Hotels Corporation ("Doubletree"). See "Termination of Management Agreement" and "Interest of Certain Persons in the Sale."

VOTE REQUIRED TO APPROVE THE PROPOSAL

     Approval of the Proposal requires the affirmative vote of the holders of a majority of the Units.

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

           THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE PROPOSAL TO AUTHORIZE THE GENERAL PARTNER TO SELL THE HOTELS TO FELCOR, TO DISTRIBUTE THE PARTNERSHIP'S NET ASSETS AND TO DISSOLVE THE PARTNERSHIP.

BACKGROUND OF THE SALE.

     In anticipation of the matters described in items 1-3 under "Reasons for and Effects of the Proposal," the General Partner retained Banc One Capital Corporation ("Banc One") to serve as an advisor in developing and executing a strategy to sell or refinance the Hotels. See "Interests of Certain Persons in the Sale."

     Based on its extensive knowledge of the hospitality industry and hotel sale transactions in the United States during the last several years, Banc One assembled a list of potential buyers. Because the Hotels are subject to an existing management agreement with a base term expiring December 31, 2011, Banc One qualified this list to include only those potential buyers that possess the following characteristics:

     - buyers that do not have management capabilities and are in the market for hotels for which management is available; and

     - buyers that have had previous experience with Doubletree as hotel manager or would be likely to consider Doubletree as a manager.

     Banc One further qualified this list to include only buyers that possess the financial capability to complete a purchase transaction within the time constraints imposed by the maturity of the first mortgage debt.

     In December 1996, Banc One solicited interest in the Hotels and subsequently received signed confidentiality agreements from six interested parties. After providing an offering memorandum and supporting documentation regarding the Hotels, offers for one or all of the Hotels were received from three separate buyers. Further discussions were held with each of these parties, culminating in the executed Purchase Agreement with FelCor. The Partnership pursued the transaction with FelCor for a number of reasons, including FelCor's status as a large real estate investment trust specializing in all-suite hotels, and its substantial experience in making acquisitions in the hospitality industry. In addition, FelCor has previous experience with Doubletree, has the financial capability to purchase the Hotels as an "all cash" buyer and offered the Partnership the highest executable offer. In addition to the offer from FelCor, an offer to purchase all three Hotels was received from LaSalle Partners of Chicago, Illinois ("LaSalle"). This offer was subject to achieving modifications to the existing management agreement with Doubletree. The offer was subsequently withdrawn by LaSalle because of its concerns that it could not achieve satisfactory modifications to the management agreement. An offer to purchase only the Disney hotel was made by U.S. Property Management of Houston, Texas. In light of the two other offers to purchase, and the General Partner's desire to sell, all three Hotels, this offer was not pursued.

TERMS OF THE SALE.

     Introduction. On April 24, 1997, the Partnership and FelCor entered into the Purchase Agreement, under which the Partnership will sell and FelCor will purchase all of the Partnership's interest in the real estate, improvements, fixtures, furnishings, furniture, equipment and all other tangible and intangible personal property which constitute the Hotels. FelCor will pay to the Partnership a purchase price of $64,800,000, including an irrevocable letter of credit in the amount of $1,500,000 (the "Deposit") which has been deposited with Commonwealth Land Title Insurance Corporation (the "Escrow Agent"). A portion of the purchase price will be paid to the Partnership's mortgagee to release the Property (as described below) from the first mortgage and the balance will be paid in cash to the Partnership at the time of closing. The purchase price is subject to certain adjustments and prorations, as described below. The Partnership's obligations under the Purchase Agreement are expressly conditioned on the Partnership obtaining the necessary Limited Partner approval of the Proposal. In addition, the Partnership's obligations and FelCor's obligations under the Purchase Agreement are conditioned upon the satisfaction of several conditions precedent to closing, which are described below. If those conditions are not satisfied or waived on or before the closing date, the Purchase Agreement will be terminated and canceled and the Sale will not occur. The Partnership publicly announced

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

the Sale on May 9, 1997, the date on which certain material contingencies expired. See "Estimated Allocations and Distributions; General Terms of the Purchase Agreement -- Covenants, Representations and Warranties; and General Terms of the Purchase Agreement -- Conditions Precedent to the Closing" below.

     The material terms of the Purchase Agreement are described below. The description is only a summary of the Purchase Agreement and is qualified in its entirety by reference to the Purchase Agreement. Limited Partners may obtain a copy of the Purchase Agreement by sending a written request to the offices of PC Development Limited Partnership at 150 East Gay Street, 19th Floor, Columbus, Ohio 43215.

                    GENERAL TERMS OF THE PURCHASE AGREEMENT

     Description of Property to be Sold. The property (the "Property") consists of: (i) real property located in Hillsborough County, Florida (the "Tampa Land"); (ii) real property located in Triangle Township, Durham County, North Carolina (the "Durham Land"); (iii) the Partnership's interest (the "Leasehold Interest") in a certain Ground Lease (the "Lease") dated March 10, 1986 concerning the real property located in Lake Buena Vista, Orange County, Florida (this real property, together with the Durham Land and the Tampa Land, the "Land"); (iv) all improvements constructed on, over or beneath the Tampa Land and the Durham Land (the "Improvements"); and (v) all of the Partnership's items of personal property located on the Land (the "Personal Property").

     Date of Closing. The closing of the Sale (the "Closing") is scheduled to take place on or before July 28, 1997 (the "Closing Date").

        Covenants, Representations and Warranties.

        Property Records. The Partnership is required to provide FelCor with certain property records (the "Delivered Records"), including financial statements, engineering and architectural plans, advance reservations and trade-out agreements which extend to a period beyond the Closing Date, copies of certificates of occupancy, licenses, permits, authorizations, and approvals required by law for the current operation of the Property, copies of contracts and agreements which affect the ownership or operation of the Property, environmental audits, engineering reports, ADA compliance reports and similar studies.

        Inspection of Hotels, Management Agreement. During the period from April 24, 1997 until May 8, 1997 (the "Review Period"), the Partnership gave FelCor and FelCor's agents and representatives the right to conduct certain inspections, and FelCor and Doubletree negotiated a contract for Doubletree to manage the Hotels after the Closing. FelCor had until the end of the Review Period to notify the Partnership in writing of (i) FelCor's failure to finalize a management contract with Doubletree, or (ii) any objections FelCor had to matters discovered during the inspections. No such notice was given.

        Estoppel Certificates. The Partnership must make reasonable efforts to obtain from each tenant under any space lease affecting the Hotels an estoppel letter in which the tenant makes certain representations as to the parties' standing under the applicable lease.

        Access to Hotels. After the Review Period, FelCor and FelCor's authorized representatives will have the right to pass through the Hotels to view the physical condition of the Hotels.

        Operations prior to the Closing. Pursuant to the Purchase Agreement, the Partnership has agreed that, from and after April 24, 1997 (the "Execution Date"), it will:

        (1) Not perform any construction or removal of any Improvements, or make any other change or improvement on or about any of the Property, except in the ordinary course of business or as necessary to protect and preserve the Property, without the prior written consent of FelCor;

        (2) Not enter into any new service contract, lease, installment sales contract, maintenance agreement, or employment agreement (collectively, the "Service Contracts" and each a "Service Contract") or extend, replace, renew or terminate any Service Contract, without the prior written consent of FelCor;

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

        (3) Not create or incur any mortgage, lien, pledge or other encumbrance affecting the Property other than permitted encumbrances;

        (4) Perform all of its material obligations under the Service Contracts, permits and warranties, and comply in all material respects with all governmental requirements affecting the Property and its use; and

        (5) Notify FelCor of any changes in any applicable governmental requirement which might affect the use or value of the Property to FelCor.

          The Partnership has also agreed that, during the period between the Execution Date and the Closing Date, it will:

        (1) Maintain and operate the Property in substantially the same condition and manner as the condition and manner in which the Property was maintained by the Partnership on the Execution Date;

        (2) Provide or maintain normal inventories of all building supplies, maintenance materials, food and beverage in process, linens and equipment, if any, located at the Property; and

        (3) Maintain in full force and effect all of the Partnership's existing insurance.

          The Partnership and FelCor will promptly execute all transfer forms, applications and other documents required by the applicable liquor authorities in order to effect a transfer from the Partnership to FelCor of all liquor licenses necessary to operate the restaurants, bars and lounges presently located within any of the Property, at the earliest possible time after the Closing Date.

          The Purchase Agreement contains various representations and warranties of the Partnership that are customary in transactions such as the Sale, relating to, among other things: (i) organization and standing, (ii) the authorization, execution, delivery and performance of the Purchase Agreement; (iii) the Service Contracts, (iv) litigation matters, (v) environmental matters, (vi) the absence of third-party rights to purchase the Property, (vi) the Lease, (vii) compliance with laws, (viii) parties in possession of the Land or Improvements, and (ix) commitments to governmental authorities. All of the representations and warranties of the Partnership will survive the Closing for a period of six months from the Closing Date.

     Indemnity. The Partnership agrees to indemnify FelCor from all liabilities or expenses which FelCor may suffer or incur by reason of any act or cause of action occurring or accruing prior to the Closing Date and arising from the ownership or operation of the Hotels prior to the Closing Date. FelCor agrees to indemnify the Partnership from all liabilities or expenses which the Partnership may suffer or incur by reason of any act or cause of action occurring or accruing after the Closing Date and arising from the ownership or operation of the Hotels after the Closing Date.

     Closing Costs. The Partnership and FelCor each will be responsible for their respective costs and expenses incurred in connection with the execution of the Purchase Agreement and the closing of the transactions contemplated therein. Each of the Partnership and FelCor will bear one-half of (i) all escrow fees and costs, (ii) all premiums and other costs and fees payable in connection with any Owner's or Leasehold Owner's Title Insurance Policy covering the Tampa Land, the Leasehold Interest, and the Improvements related thereto, and (iii) the transfer and conveyance fees relating to the transfer of the Land and the Improvements thereon. The Partnership will pay the fees of Banc One. FelCor will pay (i) the premiums and other costs payable in connection with any Owner's Title Insurance Policy covering the Durham Land and the Improvements thereon obtained by FelCor, plus the cost of all endorsements thereto, and (ii) the cost of recording all closing documents.

     Default and Remedies. If the transaction does not close because of a default on the part of FelCor, then the Deposit will be paid to the Partnership without prejudice to any other rights the Partnership may have against FelCor as a result of FelCor's default, including the right of specific performance, but the Partnership's damages with respect to a default by FelCor will be limited to a total of $4,500,000 (including the Deposit). If the transaction does not close because of a default on the part of the Partnership, FelCor will have the right to

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

either (i) terminate the Purchase Agreement and receive the Deposit; or (ii) close the Sale notwithstanding the Partnership's default. If FelCor elects to close the Sale, the Closing will not constitute a waiver by FelCor of the Partnership's default and FelCor may recover damages from the Partnership for the breach. If FelCor elects option (ii) and the Partnership fails to close, FelCor may pursue any and all available remedies against the Partnership, including specific performance of the Partnership's obligations under the Purchase Agreement, in which event the Deposit will be returned to FelCor.

     Conditions Precedent to the Closing.

     FelCor's Responsibilities: The obligation of FelCor to consummate the Sale is, at FelCor's option, subject to a number of conditions, including among others:

          Covenants, Representations and Warranties. The Partnership's performance of all covenants, agreements and obligations applicable to it under the Purchase Agreement and the truth of the Partnership's representations and warranties as of the Closing Date.

          Landlord Consent. The Partnership's receipt of the written consent of the landlord (the "Landlord") under the Lease to the sale of the Leasehold Interest and related Improvements and Personal Property to FelCor pursuant to the Purchase Agreement (the "Landlord's Consent").

          Lender Consent. FelCor's receipt of the written consent of The Chase Manhattan Bank, a lender to FelCor, to the assumption of the Lease by FelCor pursuant to the Purchase Agreement.

          Delivery of Estoppel Certificate and Other Documents. The Partnership's delivery of various closing documents, including (i) an estoppel certificate signed by the Landlord making various representations as to the parties' standing under the Lease, (ii) deeds conveying the Tampa Land and the Durham Land, together with all Improvements thereon; (iii) an assignment of the Lease; (iv) absolute bills of sale with full warranty of title conveying the Personal Property to FelCor free and clear of all liens, encumbrances and security interests; and (v) a general assignment of all Service Contracts, permits, warranties, and as-built plans and specifications used in the operation of the Property.

          Management Agreement. FelCor's receipt from Doubletree of a termination of the Management Agreement between Guest Quarters Hotels Limited Partnership ("Guest Quarters") and the Partnership, dated May 1, 1987, as amended by amendments dated November 16, 1989, April 19, 1992, and May 24, 1993 (the "Management Agreement"; see "Termination of Management Agreement.").

     The Partnership's Responsibilities: The obligation of the Partnership to consummate the Sale is, at the Partnership's option, subject to a number of conditions, including among others:

          Covenants, Representations and Warranties. FelCor's performance of all covenants, agreements and obligations applicable to it under the Purchase Agreement and the truth of the FelCor's representations and warranties as of the Closing Date.

          Delivery of Documents and Cash to Close. FelCor's delivery of (i) various closing documents, and (ii) the Purchase Price plus all of FelCor's closing costs, subject to certain adjustments and prorations, less the Deposit (the "Cash to Close").

          Doubletree Partners Management Agreement. The Partnership's receipt from Doubletree of a termination of the Management Agreement.

          Mortgage. The Partnership's receipt of an agreement from the Partnership's mortgagee that the Agreed Value (as that term is defined in the three Consolidated and Renewal Promissory Notes (the "Notes") from the Partnership to Aetna Life Insurance Company, dated January 1, 1992) for the Property is not greater than $66,745,000. If the Agreed Value exceeds the purchase price, distributions per Unit will be reduced by approximately $.08 per Unit for each $1,000,000 of difference between the Agreed Value and the purchase price. See "Estimated Allocations and Distributions."

          Landlord Consent. The Partnership's receipt of the Landlord's Consent.

          Limited Partnership Approval by Majority Vote. Approval of the Sale by the holders of a majority of the Units.

     Adjustments, Prorations and Credits. Set forth below are certain items to be adjusted, prorated or credited between the Partnership and FelCor at the Closing, as of midnight preceding the Closing Date. All credits to FelCor from the Closing adjustments and prorations described herein will reduce the cash payable at the Closing, and all credits to the Partnership from the Closing adjustments and prorations described herein will increase the cash payable at the Closing.

          Prepaid Charges and Fees. All prepaid charges and fees for licenses and permits transferred by the Partnership to FelCor will be prorated as between the Partnership and FelCor.

          Prepaid Rents and Advance Deposits. All unearned rents and all room and other deposits on the books of the Partnership on the Closing Date will be credited to FelCor.

          Food and Beverages. FelCor will be charged with the cost of all food and beverages at the Property at the Partnership's cost based on an inventory of these items performed as of 12:01 a.m. of the Closing Date.

          Service Contracts. All charges and prepayments relating to the Service Contracts assumed by FelCor will be separately accounted for as between the Partnership and FelCor as of 12:01 a.m. on the Closing Date.

          Cash. All cash in the operating accounts for the Hotels will be paid to FelCor at the Closing and the Partnership will receive a credit for these amounts.

          Revenues. With regard to the booking of guest rooms and the provision of other services at the Property, the Partnership will be entitled to all of the revenue generated by these operations through and including the night before the Closing Date; however, FelCor will be entitled to one-half of the revenue for the night before the Closing Date. The Partnership will receive a credit for all accounts receivable with respect to hotel guests then in occupancy, net of any travel agent commissions, credit card commissions, or other similar costs to collect such revenue.

          Accrued Payroll and Employee Expenses. All accrued and unpaid obligations of the Partnership and its manager under its salary and employee benefits arrangements in place as of midnight before the Closing for employees at the Property as of the Closing Date will be assumed by FelCor and credited to FelCor, or at the Partnership's option, the Partnership may pay in full such benefits directly to its manager and employees.

          Taxes and Assessments. All real estate and personal property taxes assessed against the Hotels for years prior to the year of the Closing and all penalties and interest thereon will be paid by the Partnership or credited to the Purchase Price. All real estate and personal property taxes assessed against the Hotels for the year of the Closing will be prorated between the Partnership and FelCor as of the Closing Date. The proration of real estate taxes will be based on a 365-day year and on the most recently available tax rate and valuation and will be final.

          Utilities. The Partnership will notify the utility companies servicing the Property prior to the Closing that billing to the Partnership for the utilities will be discontinued at the end of the day preceding the Closing Date. FelCor will arrange with the utility companies to have the billings for utility services charged to FelCor from and after the Closing Date and the Partnership will be entitled to the refunds of all deposits. The Partnership will pay all charges with respect to the utilities for the period prior to the Closing Date. Utility charges after the date of the last billing will be adjusted at the Closing as of the Closing Date on the basis of the last bill received, with subsequent adjustment, if any, when final bills are rendered.

     Accounts Receivable. All accounts receivable accruing prior to the Closing Date will remain the sole property of the Partnership, and FelCor will have no right, title or interest in any such accounts receivable.

     Accounts Payable. Accounts payable accrued prior to the Closing Date will be the responsibility of the Partnership. FelCor will be responsible for all accounts payable accruing on and after the Closing Date.

     Closing Procedures. If the Proposal is approved and the conditions to the Closing are satisfied or waived, the Closing will take place as follows: FelCor will pay the Cash to Close to the Escrow Agent by wire transfer to a depository designated by the Escrow Agent. Each of the parties will deliver their respective closing documents to the Escrow Agent. Once the Escrow Agent has received all of the closing documents, it will disburse the Cash to Close, the Deposit, and FelCor's closing documents to the Partnership and the Partnership's closing documents to FelCor.

ACCOUNTING TREATMENT OF THE TRANSACTION

     The Sale will be accounted for as a sale of the assets of the Partnership.

FINANCIAL INFORMATION

     This proxy statement is accompanied by the Partnership's 1996 Form 10-K/A for the period ended December 31, 1996, as filed June 19, 1997 (the "Form 10-K/A;" the Form 10-K/A restates the Partnership's 1996 Form 10-K for the period ended December 31, 1996 in its entirety) and the Partnership's 10-Q for the quarter ended March 31, 1997 (the "Form 10-Q"). The Form 10-K/A and the Form 10-Q are hereby incorporated by reference into this proxy statement.

                    ESTIMATED ALLOCATIONS AND DISTRIBUTIONS

     Set forth below is a table showing the expected proceeds from the Sale, the application of certain of the proceeds, and the disposition of the proceeds of the Sale, including payment of the Partnership's liabilities and the completion of distributions to the Limited Partners.

                               CASH DISTRIBUTIONS

      Sale Proceeds......................................................   $64,800,000
      Closing Costs......................................................    (1,606,050)(1)
      Debt Satisfaction..................................................   (50,178,642)(2)
                                                                            -----------
      Cash From Sale.....................................................    13,015,308
      Cash From Operations and Liquidation...............................     3,364,203(3)
                                                                            -----------
      Total Cash Available...............................................   $16,379,511
                                                                            ===========

                         ALLOCATION OF DISTRIBUTION(4)

      General Partner....................................................   $   163,795
      Limited Partners...................................................    16,215,716
                                                                            -----------
      Total Distribution.................................................   $16,379,511
                                                                            ===========
      Net Cash Distribution per Unit.....................................   $      5.21
                                                                            ===========

---------------

(1) Includes title and transfer taxes, legal and accounting fees, Banc One advisory fee, and other professional and contingency fees.

(2) This amount includes the estimated outstanding principal balance of the first mortgage, $45,340,206, plus the estimated additional interest due the first mortgagee in the amount of $4,338,436, plus the second mortgage due Doubletree in the amount of $500,000. The first mortgage requires that the Partnership pay an additional interest payment equal to the greater of (i) 25% of the purchase price of the Hotels, if they are sold prior to August 1, 1997, or (ii) 25% of the Agreed Value (as defined in the Notes). The calculations assume that the purchase price will be equal to or greater than the Agreed Value. To the extent that the Agreed Value exceeds the purchase price, distributions per Unit will be reduced by approximately $.08 per Unit for each $1,000,000 of difference between the Agreed Value and the purchase price.

(3) Cash from Operations and Liquidation comprises the following: net current assets in excess of current liabilities at December 31, 1996; plus estimated income from operations for the period ended July 28, 1997; less principal amortization of debt plus noncash charges such as depreciation and amortization; plus estimated final contribution from the General Partner in the amount of $915,000 in accordance with the Plan of Reorganization; minus estimated costs associated with the liquidation of the Partnership; minus estimated income taxes to the State of North Carolina owed by the Partnership on behalf of the partners.

(4) This allocation is made in accordance with Articles 5 and 12 of the Partnership Agreement.

     See "Federal Income Tax Consequences," below, for a description of certain federal income tax consequences of the Sale to the Partnership and the Limited Partners.

SUMMARY OF INCOME TAX CONSEQUENCES

     The following summarizes the material income tax consequences of the Proposal. No opinion is being obtained from legal counsel and no ruling has been or will be obtained from the Internal Revenue Service regarding such tax consequences. Accordingly, there can be no assurance that the treatment described below will not be challenged by the Internal Revenue Service or ultimately upheld as proper tax treatment.

TAXATION OF PARTNERSHIPS IN GENERAL

     An entity classified as a partnership for federal income tax purposes is not subject to federal income tax. Instead, income or loss "flows through" from the partnership to its partners who are taxable in their individual capacities on their allocable shares of partnership items of income, gain, loss, deduction and credit. However, the partnership is a tax reporting entity that must make an annual return of partnership taxable income or loss. The tax treatment of partnership items of taxable income or loss is generally determined at the partnership level. Each partner is required to treat partnership items on its return in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement. Each partner must account for its allocable share of partnership taxable income or loss in computing its income tax, whether or not any actual cash distribution is made to such partner during its taxable year.

BASIS OF PARTNERSHIP INTERESTS

     A partner's basis in its interest is equal to its cost for such interest (i.e., the amount of money actually contributed by the partner to the partnership to purchase the interest), reduced (but not below zero) by its allocable share of partnership distributions, taxable losses and expenditures of the partnership not deductible in computing its taxable income and not properly chargeable to its capital account, and increased by its allocable share of partnership taxable profits, income of the partnership exempt from tax and additional contributions to the partnership. See "Syndication Costs." For purposes of determining basis, an increase in a partner's share of partnership liabilities is treated as a contribution of money by that partner to the partnership. Conversely, a decrease in its share of partnership liabilities is treated as a distribution of money to it. Generally, a limited partner may not take liabilities into account in determining its basis except to the extent of any additional capital contribution it is required to make under the partnership agreement. However, if a partnership asset is subject to a liability for which no partner has any personal liability (a "nonrecourse liability"), in general, the partner's allocable share of the nonrecourse liability will be taken into account to determine basis.

GAIN ON SALE OF HOTELS

     The sale of the Hotels will be a taxable event to the Unitholders. Gain or loss on a sale generally will be measured by the difference between the amount realized and the adjusted basis of the assets that are sold. Generally the amount realized is the sum of any money received, plus the fair market value of any property received, plus the amount of liabilities from which the partnership is discharged as a result of the sale or disposition. The adjusted basis of property is generally the initial tax basis less deductions, allowed or allowable, for depreciation.

     A substantial portion of the assets to be sold (including buildings, land, furniture, fixtures and equipment) which were held for more than one year and are not "dealer property," are expected to be treated as "section 1231 assets."
Section 1231 assets are property used in the trade or business of a character which is subject to the allowance for depreciation, held for more than one year, and real property used in the trade or business held for more than one year. Gains or losses from the sale of section 1231 assets would be combined with any other section 1231 gains or losses incurred by the Partnership in that year, and the section 1231 gains or losses would be allocated to the Unitholders as provided in the Partnership Agreement. A Unitholder's net section 1231 gains or losses would be taxed as capital gains or constitute ordinary losses. If a partnership is deemed a "dealer" and its investment in any property that constitutes the partnership is considered not to be a capital asset or section 1231 asset, any gain or loss on the sale of such property would be treated as ordinary income or loss. The General Partner believes that the Partnership has attempted to operate in such a manner so as not to be deemed a "dealer."

     A portion of a Unitholder's gain recognized on disposition of the Partnership's buildings and furniture, fixtures and equipment may be subject to recapture as ordinary income under the provisions of section 1245 or 1250 of the Internal Revenue Code of 1986, as amended (the "Code"). Any recapture gain will be recognized in the year of the disposition.

     The purchase price for a Hotel will be allocated among the various assets that comprise the Hotel by the General Partner, and gain or loss calculated therefrom. Such an allocation is inherently factual, and will be based to a significant extent on the General Partner's experiences. Nevertheless, the Internal Revenue Service may seek to challenge the General Partner's allocation of the sales price and may assert that it should be allocated in a manner that would yield less favorable tax consequences to the Unitholders. Because of the inherently factual nature of these determinations, there can be no assurance that the General Partner's allocation of the purchase price will be respected for tax purposes.

ALLOCATION OF TAXABLE INCOME OR LOSS

     A partner's distributive share of the partnership's taxable income or loss generally is determined by reference to the allocation of such items in the partnership agreement. However, if the allocation under the partnership agreement is determined not to have "substantial economic effect," then the partnership agreement may not govern, and the partner's allocable share will be determined according to the partner's interest in the partnership taking into account all the facts and circumstances. An allocation is considered to have "substantial economic effect" if the allocation may actually affect the dollar amount of the partner's share of the total partnership income or loss independent of tax consequences. The General Partner believes that the allocations made under the Partnership Agreement for the Partnership have substantial economic effect. Accordingly, taxable income or taxable loss of the Partnership on the sale of the Hotels should be allocated in accordance with
Article 5.5 of the Partnership Agreement. The following is a summary of the estimated allocations of income and loss:

                           SALE OF PARTNERSHIP ASSETS
                           ON OR ABOUT JULY 28, 1997

                              TAXABLE INCOME/LOSS

                                                                                 TOTAL
                                                                              -----------
    Gain on Sale of Hotels:
      Real Estate
         Net Sales Proceeds.................................................  $57,089,849
         Basis..............................................................   39,454,766
                                                                              -----------
         Capital Gain.......................................................   17,635,083
                                                                              -----------
      Equipment
         Net Sales Proceeds.................................................    1,765,665
         Basis..............................................................    2,242,288
                                                                              -----------
         Ordinary Income....................................................     (476,623)
                                                                              -----------
    Net Gain on Sale of Hotels..............................................   17,158,460
    Operating Income........................................................      333,764
    Interest Income.........................................................       14,415
                                                                              -----------
    Total Taxable Income....................................................  $17,506,639
                                                                              ===========

    Summary:
         Capital Gain.......................................................  $17,635,083
         Ordinary Income....................................................     (142,859)
         Interest Income....................................................       14,415
                                                                              -----------
         Total Taxable Income...............................................  $17,506,639
                                                                              ===========

                           ALLOCATION OF INCOME/LOSS

                                           GENERAL        LIMITED                        PER UNIT
                                           PARTNER       PARTNERS          TOTAL        (3,110,000)
                                           --------     -----------     -----------     -----------
Capital Gain.............................  $176,351     $17,458,732     $17,635,083      $  5.6137
Ordinary Income..........................    (1,429)       (141,430)       (142,859)       (0.0455)
Interest Income..........................       144          14,271          14,415         0.0046
                                           --------     -----------     -----------       --------
                                           $175,066     $17,331,573     $17,506,639      $  5.5728

LIQUIDATION OF THE PARTNERSHIP

     Generally, upon the liquidation of a partnership, gain will be recognized by and taxable to a partner to the extent the amount of cash and marketable securities distributed to it exceeds the partner's basis in its partnership interest at the time of the distribution. Gain or loss on the liquidation of a partnership interest generally is considered to be capital gain or loss.

     An exception to this treatment is provided in Code section 751, which states that the proceeds of a sale, exchange or liquidation of a partnership interest will be considered an amount realized from the sale or exchange of property other than a capital asset to the extent that those proceeds are attributable to the partnership's "unrealized receivables" or to "substantially appreciated inventory." The term "unrealized receivables" includes amounts not previously includable in income under the partnership's method of accounting, rights to payment for services rendered or to be rendered and for goods delivered or to be delivered and a partner's pro rata share of any potential Code section 1245 or 1250 income, short-term obligations, market discount bonds, franchises, trademarks and trade names and several other categories of property which would be treated as amounts received from the sale or exchange of property other than a capital asset. The General Partner believes there will be no such unrealized receivables or substantially appreciated inventory.

     In addition, each partner may be in receipt of income or loss from the normal operations of the partnership during the year of dissolution. That income may constitute ordinary income or loss.

PASSIVE ACTIVITY LOSS LIMITATIONS

     The Revenue Act of 1987 affected the treatment of passive income for purposes of the passive activity loss rule. Publicly traded partnerships, such as the Partnership, are given separate treatment under the passive activity loss rule. The rule is applied separately for the items attributable to each publicly traded partnership. Thus, net losses and credits attributable to an interest in the Partnership are not allowed against a Unitholder's other sources of income (such as that from other publicly traded partnerships or other passive activities), but rather are suspended and carried forward. Those net losses can be applied against net income from the Partnership in the next succeeding year in which the Unitholder has net income from the Partnership. Upon a Unitholder's disposition of its entire interest in the Partnership, as in the case of the Proposal, it can utilize any suspended passive activity losses. These losses will be available then to offset any gains from the sales of the Hotels if the sales are executed while PSH Master L.P.I is a partnership. If the Partnership were taxed as a corporation, the losses would not be available until a Unitholder's Units in the PSH Master L.P.I as a corporation are disposed of. See "Future Conversion to Corporate Status."

ALTERNATIVE MINIMUM TAX

     The discussions heretofore and hereafter do not take into account the federal alternative minimum tax. This tax is imposed on taxpayers to the extent that it exceeds a taxpayer's regular tax liability. Generally, a taxpayer's alternative minimum tax is determined by adjusting its regular tax liability for alternative minimum tax preference items. This determination may lead to tax liability even though the Partnership has a net operating loss for alternative minimum tax purposes. Each Unitholder should consult its tax advisor with respect to the possible effects of the alternative minimum tax.

SYNDICATION COSTS

     The Partnership has incurred $3,573,046 of syndication expenses ($1.15 per unit) related to the issuance and marketing of interests in the Partnership. Examples of syndication costs include registration fees, legal fees of the placement agent, professional fees for the preparation of the prospectus, and nonamortizable expenses under the Code. It is unclear under current federal tax law whether a Unitholder must reduce its basis in its partnership interest by its share of such syndication costs. Each Unitholder should consult its tax advisor with respect to the tax effects of these costs upon the liquidation of the Partnership.

APPLICABILITY OF SECTION 291

     Pursuant to Section 291 of the Code, a corporation that recognizes gain on the disposition of depreciable realty will recognize ordinary income in addition to the depreciation recapture amount under Section 1250 of the Code. No determination has been made regarding recapture under Section 291 for any Units owned by a corporation. Each corporate Unitholder should consult its tax advisor with respect to the possible effects of Section 291.

DISTRIBUTIONS OF CASH FLOW AVAILABLE FOR DISTRIBUTION

     Cash flow of the Partnership available for distribution will be made in accordance with Article 5.1 of the Partnership Agreement. See "Estimated Allocations and Distributions."

STATE AND LOCAL INCOME TAXES

     Investors should consider the state and local tax consequences of the Proposal. A Unitholder's distributive share of the Partnership's taxable income or loss generally is required to be included in determining its reportable income for state and local purposes. Unitholders may be required to file tax returns in those state and local taxing jurisdictions in which the Partnership's properties are located in addition to their state of domicile. The reporting requirements for federal income tax purposes may not be consistent with those of such state and local taxing jurisdictions.

FUTURE CONVERSION TO CORPORATE STATUS

     The Partnership currently is treated for federal income tax purposes as a partnership. However, the Partnership will be treated as a corporation for federal income tax purposes effective January 1, 1998, as provided by the Revenue Act of 1987. If the Partnership is taxed as a corporation for federal income tax purposes:

     1. the Partnership will be required to pay federal income taxes at corporate rates on its taxable income; and

     2. distributions to Unitholders will generally be taxed as dividend income.

     Therefore, if the sale of the Hotels takes place after December 31, 1997, there will be a tax imposed at both the entity level and at the Unitholder level. As a result, the amount of cash a Unitholder would receive as a corporate distribution would be significantly less when compared to the Partnership's distribution under the Proposal. The General Partner estimates that the cash paid per Unit resulting from the purchase price of the Sale would be reduced from $5.21 to $3.27 if subject to corporate taxation.

CONCLUSION

     The preceding is intended only as a summary of the income tax consequences relating to the Proposal. Limited Partners should consult their own tax advisors with respect to all matters discussed herein and their own particular tax circumstances.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSAL AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION ON WHETHER TO VOTE IN FAVOR OF THE PROPOSAL. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR LIMITED PARTNER WHO IS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS OR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING IS SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. LIMITED PARTNERS ARE URGED TO CONSULT AND RELY ON THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PROPOSAL TO THEM.

GENERAL INFORMATION

     The Partnership is a Delaware limited partnership formed on April 3, 1987 for the purpose of acquiring the Hotels from the General Partner. The Hotels are: (i) a 203-suite hotel situated on Rocky Point Harbor in the Rocky Point development in the West Shore area of Tampa, Florida; (ii) a 229-suite hotel in WALT DISNEY WORLD(R) Village; and (iii) a 203-suite hotel in the Research Triangle near Raleigh/Durham, North Carolina. On July 23, 1987, the Partnership received the net proceeds of an initial public offering of 3,110,000 units of limited partnership interest representing gross proceeds of $31,100,000. On July 30, 1987, the Partnership purchased from the General Partner the Tampa hotel and the Disney hotel. On December 15, 1987, the Partnership purchased the Raleigh/Durham hotel.

     The Hotels were originally operated as Pickett Suite Hotels by PHM (formerly Pickett Hotel Company), an affiliate of the General Partner. In 1989, the Partnership consented to a submanagement agreement (the "Management Agreement") under which Guest Quarters Hotels Limited Partnership ("Guest Quarters") acquired the rights to and assumed all responsibilities for the daily operation of the Hotels. As its primary consideration for relinquishing its rights to manage the Hotels, PHM retained a percentage interest in the future management fees of the Hotels. In 1994, Guest Quarters merged into Doubletree, which currently manages the Hotels as Doubletree Guest Suites under the Management Agreement.

GENERAL PARTNER'S GUARANTY; BANKRUPTCY AND RELATED TRANSACTIONS

     In connection with the initial public offering, the General Partner executed a guaranty (the "Guaranty Agreement") under which the General Partner was required to provide sufficient cash to allow the Partnership to pay all its expenses through 1992 and to distribute an 11% annual yield to Unitholders through 1990. Aetna Life Insurance Company, the original first mortgage lender, was also a party to the Guaranty Agreement and the General Partner guaranteed debt service on the mortgage notes through 1992. The General Partner defaulted on its obligations under the Guaranty Agreement in 1990, and on February 1, 1991, the General Partner, along with its general partners and two affiliated corporations, including PHM (collectively, the "Debtors"), filed for protection from creditors under Chapter 11 of the U.S. Bankruptcy Code. An unsecured claim in the amount of $5,038,658 was filed in the bankruptcy case on behalf of the Partnership with respect to the General Partner's default under the Guaranty Agreement. A Joint Plan of Reorganization (the "Plan of Reorganization") was confirmed by the court on April 19, 1992. Nuho, which is owned 90% by Mr. Pickett and 10% by Mr. Denz, was formed in 1991 to contribute $800,000 for distribution to the Debtors' unsecured creditors under the Plan of Reorganization in exchange for PHM's interest in future fees under the Management Agreement. In addition, Nuho agreed to pay to the Debtors' unsecured creditors 75% of the fees received by Nuho under the Management Agreement in the years 1992-1994 and 25% of the fees received by Nuho thereunder in the years 1995-1996. Nuho acquired the right to retain 100% of the fees received by it under the Management Agreement in the years after 1996.

     The General Partner has paid the Partnership $12,517,870 in connection with the Guaranty Agreement and the Partnership's unsecured bankruptcy claim, as follows:

     - From 1987 through 1990, the General Partner paid $9,760,000 to the Partnership under the Guaranty Agreement. The Partnership distributed these funds to the Unitholders toward payment of their 11% yield, bringing total cash distributions to Limited Partners to $3.24 per Unit.

     - In 1991, a $2,000,000 escrow deposit belonging to the General Partner was applied to the outstanding principal balance of the first mortgage debt for the benefit of the Partnership.

     - From 1992 through 1996, the Partnership was paid $757,870 toward its unsecured claim from the bankruptcy estates of the Debtors. The Partnership used these funds for capital improvements to the Hotels.

     Under the Plan of Reorganization, the General Partner must pay to the bankruptcy estates of the Debtors a portion of (i) net proceeds from the sale of the Doubletree Guest Suites Hotel located in Nashville, Tennessee, which is wholly owned by the General Partner (the "Nashville Hotel"), plus (ii) cash flow from operations for all years after 1994. The General Partner sold the Nashville Hotel to FelCor on June 5, 1997. The net proceeds from the sale of the Nashville Hotel will be combined with the remaining assets of the Debtors' bankruptcy estates and distributed to their unsecured creditors, including the Partnership, as soon as possible after the sale. The estimated final payment to the Partnership from that sale approximates $915,000. This payment represents an additional contribution to the Partnership by the General Partner, bringing the cumulative contribution to approximately $13,432,870.

TERMINATION OF MANAGEMENT AGREEMENT

     FelCor and Doubletree have agreed to terminate the Management Agreement and to enter into a new management agreement in connection with FelCor's acquisition of the Hotels that provides for lower base management fees. In connection with these arrangements, Nuho will be paid a lump-sum settlement in exchange for relinquishing its right to receive future management fees. See "Interest of Certain Persons in the Sale."

INTEREST OF CERTAIN PERSONS IN THE SALE.

     Interest of Banc One. As discussed under "Background of the Prospective Transaction," Banc One has been retained by the Partnership to serve as an advisor in developing and executing a strategy to sell or refinance the Hotels. Mr. Pickett is a Vice Chairman and Mr. Denz is a Vice-President of Banc One. If the Hotels are sold or refinanced on or before August 1, 1997, Banc One will be paid $1,050,000, including a nonrefundable retainer fee of $52,500. A portion of Mr. Pickett's and Mr. Denz' compensation is based on revenues realized by Banc One. The General Partner did not engage a real estate broker in connection with the transaction, and therefore will not pay any additional fees to a real estate broker or other financial intermediary.

     Buyout of Management Fees. Mr. Pickett contributed $810,000 and Mr. Denz contributed $90,000 to form Nuho. As described under "General Partner's Guaranty; Bankruptcy and Related Transactions," pursuant to the Plan of Reorganization, Nuho agreed to contribute $800,000 of its initial capital to be paid immediately to unsecured creditors of the Partnership, and to pay unsecured creditors of the Partnership 75% of the fees received by Nuho under the Management Agreement for the years 1992-1994 and 25% of the fees received by Nuho thereunder for the years 1995-1996, in exchange for rights to receive approximately 49.5% of future management fees from the Hotels for the remaining term of the Management Agreement. See "Termination of Management Agreement." In connection with the Sale, Felcor will pay Nuho $7,100,000 to relinquish its right to receive management fees for the remaining term of the Management Agreement, which would have expired at the earliest on December 31, 2011. Nuho is owned 90% by Mr. Pickett and 10% by Mr. Denz.

RIGHTS OF LIMITED PARTNERS.

     General Rights. Under the Partnership Agreement, the Limited Partners may not take part in the control of the business or affairs of the Partnership and have no voice in the management or operations of the Partnership. Their lack of a voice in management and control is necessary to limit liability in excess of their investment in the Partnership and their share of undistributed profits from the Partnership. The Limited Partners, among other things: (i) share all profits, losses and distributions of the Partnership in accordance with the Partnership Agreement; (ii) have their liability for the operations of the Partnership limited to the amount of their capital contributions to the Partnership; (iii) have the right to obtain upon request (a) a copy of the Partnership's federal, state and local income tax returns for each year, and (b) information regarding the status of the business and financial condition of the Partnership; (iv) receive financial statements and certain other information pertaining to the activities of the Partnership; (v) have the right to transfer their Units to the extent and as provided in Article X of the Partnership Agreement; (vi) have the right to dissolution and liquidation of the Partnership as provided in Article XII of the Partnership Agreement; (vii) have the right to vote to amend certain provisions of the Partnership Agreement upon the affirmative vote of a majority in interest of the Limited Partners; (viii) have the right to remove the general partner and elect a substitute general partner upon an affirmative vote of a majority in interest of the Limited Partners; (ix) have the right to elect to continue the Partnership following certain events described in Section 12.1 of the Partnership Agreement upon the consent of all Limited Partners, and (x) have the right to approve or disapprove any sale by the Partnership of all of the Hotels within a 12-month period.

     Rights on Sale. If the Proposal is approved and the Sale is consummated, Limited Partners will have the right to receive approximately $5.21 in exchange for each of their Units. This amount is subject to reduction under the circumstances described under "Terms of the Sale -- General Terms of the Purchase Agreement -- Conditions Precedent to the Closing -- The Partnership's Responsibilities -- Mortgage; and Estimated Allocations and Distributions." Upon making this distribution, the Partnership will be liquidated.

FEDERAL/STATE REGULATORY REQUIREMENTS.

     Other than the requirement of the State of Delaware that the Partnership file a Certificate of Cancellation to dissolve the Partnership and certain state laws regarding the transfer of liquor licenses, there are no federal or state regulatory requirements that apply to the Proposal.

DISTRIBUTION TO LIMITED PARTNERS: TIMETABLE AND PROCEDURES.

     Upon consummation of the Sale and the liquidation, holders of certificates representing the Units (the "Certificates") outstanding on July 28, 1997, will upon surrender thereof (duly endorsed) to the Transfer Agent, be entitled to receive consideration as estimated under "Estimate of Allocations and Distributions."

     If the Proposal is approved at the Meeting, the Transfer Agent will mail, within five days after the Meeting, a letter of transmittal with instructions to all owners of record of the Units as of July 28, 1997 describing in detail the process for surrendering Certificates in exchange for the anticipated distributions. Certificates should NOT be surrendered until the letter of transmittal and instructions are received. NO DISTRIBUTION WILL BE MADE TO A UNITHOLDER UNTIL CERTIFICATES REPRESENTING HIS OR HER UNITS OR A LOST CERTIFICATE AFFIDAVIT HAVE BEEN DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL.

     A period of 60 days will follow the Closing Date in which various purchase price adjustments will be made. When this period has expired, the General Partner will proceed to liquidate the assets of the Partnership and will distribute the proceeds of the liquidation first to creditors, and then to the Limited Partners and General Partner. The General Partner anticipates that it will take 120 days after the Closing Date to liquidate the assets and make distributions to the Limited Partners.

LACK OF DISSENTERS' RIGHTS OF APPRAISAL

     Unitholders who dissent from the vote of the Unitholders holding a majority of the Units do not have any appraisal rights under Delaware law or under the terms of the Partnership Agreement.

                            SELECTED FINANCIAL DATA

     The following table presents selected financial data of the Partnership for the five fiscal years ended December 31, 1996. The following data should be read in conjunction with the financial statements, schedules and related notes thereto and the information included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Form 10-K/A and Form 10-Q.

                                 1996           1995           1994
                              -----------    -----------    -----------       1993           1992
                                                                           -----------    -----------
                                                                           (UNAUDITED)*   (UNAUDITED)*
OPERATIONS:
  Operating Revenues........  $24,684,803    $21,887,229    $20,782,668    $19,799,331    $19,112,677
  Total Revenues............  $24,751,023    $21,905,694    $20,805,044    $19,828,011    $19,144,195
  Net income (loss).........  $   434,196    $  (770,442)   $(1,073,093)   $(2,233,357)   $(3,719,660)
  Net income (loss) to Ltd.
     Partners...............  $   429,854    $  (762,738)   $(1,062,362)   $(2,211,023)   $(3,682,463)
  Cash distributions to
     Limited Partners.......  $         0    $         0    $         0    $         0    $         0

FINANCIAL POSITION:
  Property and equipment,                                   (UNAUDITED)*
     net....................  $35,393,099    $36,177,566    $36,959,885*   $37,720,719    $38,763,416
  Total assets..............  $39,824,694    $39,675,237    $40,802,523*   $41,491,644    $42,489,594
  Current maturities of
     long-term
     obligations............  $45,502,185    $   273,979    $   268,759*   $   223,391    $41,300,000
  Long-term obligations
     (excluding current
     maturities)............  $   500,000    $46,028,387    $46,403,119*   $46,171,876    $         0
  Total partners' deficit...  $(8,579,925)   $(9,014,121)   $(8,243,679)*  $(7,170,586)   $(4,937,229)
  Limited partners'
     deficit................  $(8,316,858)   $(8,746,712)   $(7,983,974)*  $(6,921,612)   $(4,710,589)

PER UNIT:
  Cash distributions to
     Limited Partners.......  $      0.00    $      0.00    $      0.00    $      0.00    $      0.00
  Net income (loss) to Ltd.
     Partners...............  $      0.14    $     (0.25)   $     (0.34)*  $     (0.71)   $     (1.18)
  Limited Partners' equity
     (deficit)..............  $     (2.67)   $     (2.81)   $     (2.57)*  $     (2.23)   $     (1.51)
  Total units outstanding...    3,110,000      3,110,000      3,110,000*     3,110,000      3,110,000

*The Operations data for 1992 and 1993 and the Financial Position data for 1992, 1993 and 1994 is unaudited due to a disclaimer of opinion by the auditor of the financial statements.

                               MARKET INFORMATION

     As of May 8, 1997, the day preceding the date on which the Partnership publicly announced the Sale, the high sales price per Unit was $3.375, and the low sales price per Unit was $3.00.

                            PRO FORMA BALANCE SHEETS

     The sale of the Hotels to FelCor is expected to occur on or about July 28, 1997, with the distribution of the Partnership's net assets and the dissolution of the Partnership to occur before January 1, 1998. The Partnership's balance sheet as of March 31, 1997 has been restated on a pro forma basis as if the sale transaction and liquidation of the Partnership had occurred on March 31, 1997. The net assets of the Partnership as reflected on a pro forma basis do not include anticipated income from operations of the Hotels from April 1, 1997 through the sale date or the estimated contribution from the General Partner pursuant to the Plan of Reorganization.

                            PRO FORMA BALANCE SHEETS

                                                                                             PRO FORMA
                                  UNAUDITED                     ADJUSTED                       BOOK
                                    BOOK        PROPOSED(1)       BOOK                       BALANCES
                                  BALANCES        SALE OF       BALANCES     PARTNERSHIP(2)     AT
                                 AT 3/31/97       HOTELS       AT 3/31/97    LIQUIDATION      3/31/97
                                 -----------    -----------    ----------    ------------    ---------
Cash and cash equivalents......    2,760,593     12,953,790    15,714,383     (15,714,383)        0
Other current assets...........    2,347,686                    2,347,686      (2,347,686)        0
                                  ----------     ----------    ----------     -----------        --
     Total current assets......    5,108,279     12,953,790    18,062,069                         0
                                  ----------     ----------    ----------     -----------        --
Property and equipment.........   59,908,652    (59,908,652)            0                         0
Depreciation and
  amortization.................  (24,906,989)    24,906,989             0                         0
                                  ----------     ----------    ----------     -----------        --
Net property and equipment.....   35,001,663    (35,001,663)            0               0         0
Other assets...................      872,186       (872,186)            0                         0
                                  ----------     ----------    ----------     -----------        --
     Total Assets..............   40,982,128    (22,920,059)   18,062,069     (18,062,069)        0
                                  ==========     ==========    ==========     ===========        ==
Accounts payable...............    1,029,164                    1,029,164      (1,029,164)
Accrued expenses...............    1,524,841                    1,524,841      (1,524,841)
Current portion of mortgages...   45,422,230    (45,422,230)            0                         0
                                  ----------     ----------    ----------     -----------        --
     Total current
       liabilities.............   47,976,235    (45,422,230)    2,554,005      (2,554,005)        0
Note payable...................      500,000       (500,000)            0               0
                                  ----------     ----------    ----------     -----------        --
     Total Liabilities.........   48,476,235    (45,922,230)    2,554,005      (2,554,005)        0
                                  ----------     ----------    ----------     -----------        --
Partners' Equity/(Deficit).....   (7,494,107)    23,002,171    15,508,064     (15,508,064)        0
                                  ----------     ----------    ----------     -----------        --
     Total Liabilities and
       Equity..................   40,982,128    (22,920,059)   18,062,069     (18,062,069)        0
                                  ==========     ==========    ==========     ===========        ==

---------------

(1) This column reflects the elimination of asset and liability balances based on the sale of the Hotels, the repayment of mortgage debt, and the corresponding addition to cash and cash equivalents. This increase in cash is equal to the excess of the purchase price of $64,800,000 less (a) estimated closing costs of $1,606,050, and (b) mortgage debt, including the estimated additional interest due the first mortgagee in the amount of $4,317,930. See also "Estimated Allocations and Distributions."

(2) This column reflects the conversion of "Other current assets" to cash, including the collection of accounts receivable from hotel guests, the payment of accounts payable and accrued expenses as they come due, and the distribution of all cash to the partners pursuant to the liquidation of the Partnership. See also "Estimated Allocations and Distributions."

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Units as of June 17, 1997, by: (a) the Partnership's directors and executive officers, and (b) each other person who is known by the Partnership to own beneficially more than 5% of the outstanding Units (based on filings with the Securities and Exchange Commission), and (c) the Partnership's executive officers and directors as a group. Unless otherwise indicated, the following beneficial owners have sole voting and sole investment power with respect to all Units set forth opposite their names.

                                                                                  PERCENT
                           NAME AND ADDRESS                         UNITS         OF CLASS
      ----------------------------------------------------------   -------        --------
      Stephen C. Denz...........................................        --             --
      5309 Derringer Drive
      Westerville, Ohio 43081

      James V. Pickett..........................................   425,000(1)       13.67%
      10190 Concord Road
      Dublin, Ohio 43017

      McDonald & Company........................................   565,575(2)       18.18%
      Securities, Inc.
      800 Superior Avenue
      Cleveland, Ohio 44114

      Executive Officers and Directors, collectively............   425,000(1)       13.67%

---------------

(1) Includes indirect ownership of 25,000 shares held by PC Development Limited Partnership.

(2) Based on the latest Schedule 13(g) filed by McDonald & Company Securities, Inc. with the Securities and Exchange Commission, which was filed February 12, 1997.

                                 OTHER MATTERS

     The solicitation of proxies is made by and on behalf of the General Partner. The cost of the solicitation will be borne by the Partnership. In addition to solicitation of proxies by mail, regular employees of the Partnership or its affiliates may solicit proxies by telephone or facsimile. The Partnership may also reimburse employees, banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Units.

     Under Delaware law and the Partnership Agreement, broker nonvotes and abstaining votes will not be counted in favor of, or against, the Proposal. Under Delaware law and the Partnership Agreement, any Unitholder who abstains from voting on the proposed amendment will in effect be voting against the Proposal. The Transfer Agent will count the votes.

     If any other matter shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The General Partner does not know of any other matter which will be presented for action at the meeting. The Partnership's accountants will not attend the meeting.

     This proxy statement is accompanied by the Form 10-K/A and the Form 10-Q. The Form 10-K/A and the Form 10-Q are hereby incorporated by reference into this proxy statement.

                                PSH MASTER L.P. I

            THIS PROXY IS SOLICITED ON BEHALF OF THE GENERAL PARTNER
            --------------------------------------------------------

The undersigned hereby appoints PC Development Limited Partnership, the general partner of PSH Master L.P. I, the attorney and proxy of the undersigned with full power of substitution to vote as indicated herein, all the Units of Limited Partnership Interest held of record by the undersigned on June 10, 1997, at the meeting of Limited Partners to be held on July 24, 1997, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

1. FOR [ ] AGAINST [ ] the proposal to authorize the General Partner to sell all three of the Partnership's all-suite hotels to FelCor Suite Hotels Limited Partnership, to distribute the Partnership's net assets and to dissolve the Partnership, all before January 1, 1998.

THE GENERAL PARTNER RECOMMENDS YOU VOTE FOR THE PROPOSAL
--------------------------------------------------------

A signed proxy on which no direction is indicated will be voted FOR the Proposal.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY IN THE RETURN ENVELOPE PROVIDED ON OR BEFORE July 20, 1997.

Dated:             , 1997  (Signature)

                             -----------------------------------
                             Please sign exactly as name appears
                             hereon.

                             -----------------------------------
                             (Signatures of Limited Partners)

IMPORTANT: When Units are in two or more names, all should sign. When signing as Executor, Trustee, Guardian or Officer of a Corporation, give full title as such. If a Partnership, please sign in Partnership Name by Authorized Person.